===============================================================================


                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                    ----------------------------------


                                 FORM 8-K

                              CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(d) OF
                   THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  MARCH 11, 1996



                       MERCANTILE BANCORPORATION INC.
          (Exact name of registrant as specified in its charter)


       MISSOURI                    1-11792                 43-0951744
   (State or other            (Commission File          (I.R.S. Employer
   jurisdiction of                 Number)               Identification
    organization)                                            Number)


                  P.O. BOX 524
               ST. LOUIS, MISSOURI                   63166-0524
    (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code:  (314) 425-2525




===============================================================================

ITEM 5.      OTHER EVENTS

             Effective January 2, 1996, Mercantile Bancorporation Inc. ("Corporation") acquired Hawkeye Bancorporation ("Hawkeye") in a transaction accounted for as a pooling-of-interests. Audited
Supplemental Consolidated Financial Statements restating the
Corporation's historical consolidated financial statements as of and for the years ended December 31, 1995, 1994 and 1993 to reflect the Hawkeye transaction are included herein.

                         MERCANTILE BANCORPORATION INC.
                 SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993


Effective January 2, 1996, Mercantile Bancorporation Inc. (``Corporation'') acquired Hawkeye Bancorporation in a transaction accounted for as a pooling-of-interests. The following Supplemental Consolidated Financial Statements restate the Corporation's historical consolidated financial statements as of and for the years ended December 31, 1995, 1994 and 1993 to reflect this transaction.

                        MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
                         SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME

                                                                           YEAR ENDED DECEMBER 31
                                                                    1995            1994            1993
                                                                    ----            ----            ----

                                                                        (Thousands except per common
                                                                                share data)
INTEREST INCOME
  Interest and fees on loans and leases                          $1,021,052      $  850,525      $  803,793
  Investments in debt and equity securities
    Trading                                                             431             527             678
    Taxable                                                         226,905         225,051         248,601
    Tax-exempt                                                       24,829          25,824          25,235
                                                                 ----------      ----------      ----------
      Total                                                         252,165         251,402         274,514
  Due from banks--interest bearing                                    2,487           2,859           3,491
  Federal funds sold and repurchase agreements                       18,240          13,283          12,813
                                                                 ----------      ----------      ----------
      Total Interest Income                                       1,293,944       1,118,069       1,094,611


INTEREST EXPENSE
  Interest bearing deposits                                         482,775         368,633         392,479
  Foreign deposits                                                   13,088           5,398           1,363
  Short-term borrowings                                              86,043          51,293          26,501
  Bank notes                                                         13,674             780              --
  Long-term debt                                                     24,954          24,846          24,230
                                                                 ----------      ----------      ----------
      Total Interest Expense                                        620,534         450,950         444,573
                                                                 ----------      ----------      ----------
      NET INTEREST INCOME                                           673,410         667,119         650,038
PROVISION FOR POSSIBLE LOAN LOSSES                                   36,530          43,265          64,302
                                                                 ----------      ----------      ----------
      NET INTEREST INCOME AFTER PROVISION
        FOR POSSIBLE LOAN LOSSES                                    636,880         623,854         585,736


OTHER INCOME
  Trust                                                              70,751          65,888          66,782
  Service charges                                                    75,408          72,659          71,045
  Credit card fees                                                   19,690          26,588          25,689
  Securitization revenue                                             23,005              --              --
  Mortgage banking                                                   10,822          10,917          13,691
  Investment banking and brokerage                                   11,366          14,400          14,936
  Securities gains                                                    4,042           2,579           5,301
  Other                                                              58,569          43,530          48,145
                                                                 ----------      ----------      ----------
      Total Other Income                                            273,653         236,561         245,589


OTHER EXPENSE
  Salaries                                                          241,422         233,430         222,139
  Employee benefits                                                  57,203          55,345          53,410
  Net occupancy                                                      38,044          36,475          37,429
  Equipment                                                          44,630          41,410          41,245
  Other                                                             172,449         188,516         215,959
                                                                 ----------      ----------      ----------
      Total Other Expense                                           553,748         555,176         570,182
                                                                 ----------      ----------      ----------
      INCOME BEFORE INCOME TAXES                                    356,785         305,239         261,143
INCOME TAXES                                                        124,109         113,165          96,074
                                                                 ----------      ----------      ----------
      NET INCOME                                                 $  232,676      $  192,074      $  165,069
                                                                 ==========      ==========      ==========


PER COMMON SHARE DATA
  Average shares outstanding                                     61,883,723      59,757,392      58,750,868
  Net income<F*>                                                      $3.74           $3.19           $2.79
  Dividends declared                                                   1.32            1.12             .99

<F*> Earnings per common share is calculated by dividing net income, less dividends on preferred stock, by weighted average common shares outstanding.

                        MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
                            SUPPLEMENTAL CONSOLIDATED BALANCE SHEET

                                                                               DECEMBER 31
                                                                 1995             1994             1993
                                                                 ----             ----             ----

                                                                               (Thousands)
ASSETS
  Cash and due from banks                                     $ 1,112,088      $   863,986      $   860,645
  Due from banks--interest bearing                                 51,056           29,366          165,957
  Federal funds sold and repurchase agreements                    271,098          213,581          335,046
  Investments in debt and equity securities
    Trading                                                         3,677           14,299           15,735
    Available-for-sale                                          4,207,079          700,741          426,898
    Held-to-maturity (Estimated fair value of $3,451,258
      in 1994 and $4,303,744 in 1993)                                  --        3,565,219        4,227,749
                                                              -----------      -----------      -----------
      Total Investments in Debt and Equity Securities           4,210,756        4,280,259        4,670,382
  Loans held-for-sale                                              94,877           21,383          141,468
  Loans and leases, net of unearned income                     11,636,010       10,882,723        9,667,318
                                                              -----------      -----------      -----------
      Total Loans and Leases                                   11,730,887       10,904,106        9,808,786
  Reserve for possible loan losses                               (201,780)        (215,849)        (205,946)
                                                              -----------      -----------      -----------
      Net Loans and Leases                                     11,529,107       10,688,257        9,602,840
  Bank premises and equipment                                     309,070          284,565          276,840
  Due from customers on acceptances                                 2,622            6,609           11,923
  Other assets                                                    442,244          357,264          369,554
                                                              -----------      -----------      -----------
      Total Assets                                            $17,928,041      $16,723,887      $16,293,187
                                                              ===========      ===========      ===========


LIABILITIES
  Deposits
    Non-interest bearing                                      $ 2,075,579      $ 1,980,168      $ 2,125,052
    Interest bearing                                           11,429,511       10,665,587       11,092,004
    Foreign                                                       209,170          219,135           26,085
                                                              -----------      -----------      -----------
      Total Deposits                                           13,714,260       12,864,890       13,243,141
  Federal funds purchased and repurchase agreements             1,552,945        1,519,156          675,922
  Other short-term borrowings                                     210,791          318,925          548,750
  Bank notes                                                      250,000          100,000               --
  Long-term debt                                                  325,607          330,200          315,561
  Bank acceptances outstanding                                      2,622            6,609           11,923
  Other liabilities                                               232,229          175,417          202,669
                                                              -----------      -----------      -----------
      Total Liabilities                                        16,288,454       15,315,197       14,997,966

Commitments and contingent liabilities                                 --               --               --

SHAREHOLDERS' EQUITY

                                 1995       1994       1993
                                 ----       ----       ----

  Preferred stock--
    no par value
    Shares authorized             5,000      5,000     5,000
    Shares issued                    15         15        15            12,153           12,153           12,153
  Common stock--
    $5.00 par value
    Shares authorized           100,000    100,000    70,000
    Shares issued                63,887     59,977    59,432           319,434          299,885          297,162
  Capital surplus                                                      283,288          230,940          224,634
  Retained earnings                                                  1,085,269          868,666          761,272
  Treasury stock, at cost         1,380         94        --           (60,557)          (2,954)              --
                                                                   -----------      -----------      -----------
      Total Shareholders' Equity                                     1,639,587        1,408,690        1,295,221
                                                                   -----------      -----------      -----------
      Total Liabilities and Shareholders' Equity                   $17,928,041      $16,723,887      $16,293,187
                                                                   ===========      ===========      ===========

The accompanying notes to supplemental consolidated financial statements are an integral part of these statements.

                                       MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
                            SUPPLEMENTAL CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                                    COMMON STOCK
                                                ---------------------                                                     TOTAL
                                                OUTSTANDING             PREFERRED  CAPITAL     RETAINED    TREASURY   SHAREHOLDERS'
                                                  SHARES      DOLLARS     STOCK    SURPLUS     EARNINGS     STOCK        EQUITY
                                                -----------   -------   ---------  -------     --------    --------   -------------
                                                                                 ($ in Thousands)

BALANCE AT DECEMBER 31, 1992                     58,156,949   $290,785   $12,153   $201,451   $  638,502   $     --     $1,142,891
Net income                                                                                       165,069                   165,069
Common dividends declared:
  Mercantile Bancorporation Inc.--$.99 per
    share                                                                                        (34,840)                  (34,840)
  Pooled companies prior to acquisition                                                          (13,551)                  (13,551)
Preferred dividends declared                                                                      (1,190)                   (1,190)
Issuance of common stock for:
  Acquisition of First National Bank of Flora       232,503      1,162                6,879                                  8,041
  Acquisition of Mt. Vernon Bancorp, Inc.           216,936      1,085                6,056                                  7,141
  Employee incentive plans                          161,912        809                1,929                                  2,738
  Convertible notes                                  73,360        367                1,536                                  1,903
Public offering of Central Mortgage
  Bancshares, Inc.                                  549,240      2,746                7,203                                  9,949
Change in valuation allowance for marketable
  equity securities prior to the adoption of
  FAS 115                                                                                          3,554                     3,554
Net fair value adjustment for
  available-for-sale
  securities                                                                                       3,636                     3,636
Pre-merger transactions of pooled companies
  and other                                          41,338        208                 (420)          92                      (120)
                                                 ----------   --------   -------   --------   ----------   --------     ----------
BALANCE AT DECEMBER 31, 1993                     59,432,238    297,162    12,153    224,634      761,272         --      1,295,221
Net income                                                                                       192,074                   192,074
Common dividends declared:
  Mercantile Bancorporation Inc.--$1.12 per
    share                                                                                        (48,329)                  (48,329)
  Pooled companies prior to acquisition                                                          (10,947)                  (10,947)
Preferred dividends declared                                                                      (1,219)                   (1,219)
Issuance of common stock for:
  Employee incentive plans                          308,112      1,541                1,683                                  3,224
  Convertible notes                                 181,092        905                3,793                                  4,698
Net fair value adjustment for
  available-for-sale
  securities                                                                                     (24,291)                  (24,291)
Purchase of treasury stock                          (93,500)                                                 (2,954)        (2,954)
Pre-merger transactions of pooled companies
  and other                                          55,307        277                  830          106                     1,213
                                                 ----------   --------   -------   --------   ----------   --------     ----------
BALANCE AT DECEMBER 31, 1994                     59,883,249    299,885    12,153    230,940      868,666     (2,954)     1,408,690
NET INCOME                                                                                       232,676                   232,676
COMMON DIVIDENDS DECLARED:
  MERCANTILE BANCORPORATION INC.--$1.32 PER
    SHARE                                                                                        (68,542)                  (68,542)
  POOLED COMPANIES PRIOR TO ACQUISITION                                                          (14,897)                  (14,897)
PREFERRED DIVIDENDS DECLARED                                                                      (1,020)                   (1,020)
ISSUANCE OF COMMON STOCK IN ACQUISITIONS OF:
  SOUTHWEST BANCSHARES, INC.                        674,975      3,375                  625        9,797                    13,797
  AMERIFIRST BANCORPORATION, INC.                   661,356      3,307                5,367        3,781                    12,455
  PLAINS SPIRIT FINANCIAL CORPORATION             1,301,180      2,639               22,930                  27,701         53,270
  WEDGE BANK                                        969,954      4,850                1,649        7,314                    13,813
ISSUANCE OF COMMON STOCK FOR:
  EMPLOYEE INCENTIVE PLANS                          664,748      3,300               10,932                     170         14,402
  CONVERTIBLE NOTES                                 331,075      1,655                6,935                                  8,590
NET FAIR VALUE ADJUSTMENT FOR
  AVAILABLE-FOR-SALE
  SECURITIES                                                                                      47,494                    47,494
PURCHASE OF TREASURY STOCK                       (2,064,600)                                                (85,474)       (85,474)
PRE-MERGER TRANSACTIONS OF POOLED COMPANIES
  AND OTHER                                          84,599        423                3,910                                  4,333
                                                 ----------   --------   -------   --------   ----------   --------     ----------
BALANCE AT DECEMBER 31, 1995                     62,506,536   $319,434   $12,153   $283,288   $1,085,269   $(60,557)    $1,639,587
                                                 ==========   ========   =======   ========   ==========   ========     ==========

                        MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
                       SUPPLEMENTAL CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                              YEAR ENDED DECEMBER 31
                                                                      1995             1994             1993
                                                                      ----             ----             ----

                                                                                    (Thousands)
OPERATING ACTIVITIES
  Net income                                                       $   232,676      $   192,074      $   165,069

  Adjustments to reconcile net income to net cash provided by operating activities
      Provision for possible loan losses                                36,530           43,265           64,302
      Depreciation and amortization                                     39,255           35,388           33,106
      Provision for deferred income taxes (credits)                    (13,159)          (8,026)           5,157
      Net change in loans held-for-sale                                (73,494)         120,085         (104,081)
      Net change in accrued interest receivable                         (9,429)         (15,380)          11,315
      Net change in accrued interest payable                            28,502            6,343           (8,629)
      Other, net                                                        11,887           (3,163)           6,103
                                                                   -----------      -----------      -----------
        Net Cash Provided by Operating Activities                      252,768          370,586          172,342

INVESTING ACTIVITIES
  Investments in debt and equity securities, other than trading securities
    Purchases                                                       (1,123,682)      (1,486,183)      (1,959,571)
    Proceeds from maturities                                         1,302,913        1,398,857        1,953,950
    Proceeds from sales of:
      Held-to-maturity securities                                           --            1,985           32,749
      Available-for-sale securities                                    207,901          427,204           71,086
  Net change in loans and leases                                      (895,993)      (1,511,428)        (378,929)
  Purchases of loans and leases                                       (128,361)         (78,730)        (196,152)
  Proceeds from sales of loans and leases                              759,626          302,580          538,051
  Purchases of premises and equipment                                  (59,849)         (47,956)         (41,510)
  Proceeds from sales of premises and equipment                          5,146            5,908              867
  Proceeds from sales of foreclosed property                            20,792           45,978           52,355
  Cash and cash equivalents from acquisitions, net of cash paid         47,126           48,196           14,077
  Other, net                                                             4,648           32,026           25,279
                                                                   -----------      -----------      -----------
        Net Cash Provided (Used) by Investing Activities               140,267         (861,563)         112,252

FINANCING ACTIVITIES
  Net change in time certificates of deposit under $100,000            147,550         (112,901)        (537,514)
  Net change in time certificates of deposit $100,000 and over         156,683           27,699          (27,027)
  Net change in other time deposits                                        446          (10,745)         (88,231)
  Net change in foreign deposits                                        (9,965)         193,050            6,435
  Net change in other deposits                                        (157,160)        (529,742)         316,772
  Net change in short-term borrowings                                 (171,697)         613,409          170,593
  Issuance of bank notes                                               150,000          100,000               --
  Issuance of long-term debt                                            14,676           82,151           10,675
  Principal payments on long-term debt                                 (31,288)         (61,910)         (32,612)
  Cash dividends paid                                                  (84,459)         (59,952)         (49,581)
  Proceeds from issuance of common stock
    Public offering of Central Mortgage Bancshares, Inc.                    --               --            9,949
    Employee incentive plans and warrants                                2,778            2,729            2,203
  Purchase of treasury stock                                           (85,474)          (2,954)              --
  Other, net                                                             2,184           (4,572)         (14,746)
                                                                   -----------      -----------      -----------
        Net Cash Provided (Used) by Financing Activities               (65,726)         236,262         (233,084)
                                                                   -----------      -----------      -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       327,309         (254,715)          51,510

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                       1,106,933        1,361,648        1,310,138
                                                                   -----------      -----------      -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR                           $ 1,434,242      $ 1,106,933      $ 1,361,648
                                                                   ===========      ===========      ===========

The accompanying notes to supplemental consolidated financial statements are an integral part of these statements.

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE A

ACCOUNTING POLICIES

  Mercantile Bancorporation Inc. (``Corporation'' or ``Mercantile'') and its subsidiaries follow generally accepted accounting principles and reporting practices applicable to the banking industry. The significant accounting policies are summarized below.

Basis of Presentation:

  Consolidation: The Supplemental Consolidated Financial Statements include the accounts of Mercantile Bancorporation Inc. and its subsidiaries. Material intercompany transactions are eliminated.

  Restatements: Effective January 2, 1996, Mercantile Bancorporation Inc. acquired Hawkeye Bancorporation (``Hawkeye''), in a transaction accounted for as a pooling-of-interests.

  The Supplemental Consolidated Financial Statements give retroactive effect to the transaction and, as a result, the Supplemental Consolidated Statement of Income, Balance Sheet and Statement of Cash Flows are presented as if the combining companies had been consolidated for all periods presented. (As required by generally accepted accounting principles, the Supplemental Consolidated Financial Statements will become the historical consolidated financial statements upon issuance of the financial statements for the period that includes the date of the transaction.) The Supplemental Consolidated Statement of Changes in Shareholders' Equity reflects the accounts of Mercantile Bancorporation Inc. as if the common stock issued in the Hawkeye acquisition had been outstanding during all periods presented. The Supplemental Consolidated Financial Statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Corporation included in its 1995 Annual Report on Form 10-K.

  Reclassification: Certain reclassifications have been made to the 1994 and 1993 historical financial statements to conform with the 1995 presentation.

Use of Estimates:

  Management of the Corporation has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the Supplemental Consolidated Financial Statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

Earnings per Common Share:

  Earnings per common share data is calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of common shares outstanding during the period.

Investments in Debt and Equity Securities:

  Trading securities, which include any security held primarily for near-term sale, are valued at fair value. Gains and losses on trading securities, both realized and unrealized, are recorded in investment banking and brokerage income.

  Available-for-sale securities, which include any security for which the Corporation has no immediate plan to sell but which may be sold in the future, are valued at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as securities gains. Unrealized gains and losses are recorded, net of related income tax effects, in retained earnings.

  Held-to-maturity securities, which include any security for which the Corporation has the positive intent and ability to hold until maturity, are valued at historical cost adjusted for amortization of premiums and accretion of discounts computed by the level-yield method. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as securities gains. During the fourth quarter of 1995, the Corporation transferred its entire held-to-maturity portfolio to available-for-sale.

  Prior to December 31, 1993, marketable equity securities were stated at the lower of cost or fair value. Changes in the valuation of marketable equity securities which were considered to be temporary were recorded as adjustments to retained earnings. Since December 31, 1993, these securities have been classified as available-for-sale and accounted for as stated above.

Loans Held-for-Sale:

  In its lending activities, the Corporation originates residential and student loans with the intent to be sold in the secondary market. Loans held-for-sale are carried at the lower of cost or fair value which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.

Loans and Leases:

  Interest income on loans is generally accrued on a simple interest basis. Loan fees and direct costs of loan originations are deferred and amortized over the life of the loans under methods approximating the interest method.

  The finance method is used to account for direct and leveraged equipment lease contracts. Income is recorded over the lease periods in proportion to the unrecovered investment in the leases after consideration of investment tax credits and other related income tax effects.

  When, in management's opinion, the collection of interest on a loan is unlikely, or when either principal or interest is past due over 90 days, that loan is generally placed on non-accrual status. When a loan is placed on non-accrual status, accrued interest for the current year is reversed and charged against current earnings, and accrued interest from prior years is charged against the reserve for possible loan losses. Interest payments received on non-accrual loans are applied to principal if there is doubt as to the collectibility of such principal; otherwise, these receipts are recorded as interest income. A loan remains on non-accrual status until the loan is current as to payment of both principal and interest, and/or the borrower demonstrates the ability to pay and remain current.

  All non-accrual and renegotiated commercial-related loans are considered impaired. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate.

  Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and amortized using the level-yield method over the estimated lives of the loans. The carrying value of such rights is subject to periodic adjustment based upon changing market conditions.

Reserve for Possible Loan Losses:

  The reserve for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The reserve is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of current economic conditions, changes in the character and size of the portfolio, past experience, expected future losses and other pertinent factors.

Foreclosed Assets:

  Foreclosed assets include real estate and other assets acquired through foreclosure or other proceedings, and are included in other assets in the Supplemental Consolidated Balance Sheet.

  Foreclosed assets are valued at the lower of cost or fair value less estimated costs to sell. Losses arising at the time of transfer from loans are charged to the reserve for possible loan losses. Subsequent reductions in valuation based upon periodic appraisals are charged against current earnings.

Bank Premises and Equipment:

  Bank premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally by the straight-line method and are based on estimated useful lives of the assets. The carrying values of assets sold or retired and the related accumulated depreciation are eliminated from the accounts, and the resulting gains or losses are reflected in income.

  Expenditures for maintenance and repairs are charged to expense, while expenditures for major renewals are capitalized.

Intangible Assets:

  Intangible assets, consisting primarily of goodwill and core deposit premium, are included in other assets in the Supplemental Consolidated Balance Sheet.

  Goodwill, the excess of cost over the net assets acquired in business combinations accounted for as purchases, is amortized using the straight-line method over the estimated period to be benefited, most recently 15 years, but not exceeding 40 years.

  Core deposit premium represents the premiums paid, net of any rebate on assets acquired, plus the insurance funds' entrance and exit fees, for deposits acquired from failed thrift institutions in Resolution Trust
Corporation-assisted transactions. This intangible asset is amortized, on an accelerated basis, over the estimated life of the core deposit base acquired, but not exceeding 10 years.

Income Taxes:

  Deferred income taxes, computed using the liability method, are provided on temporary differences between the financial reporting basis and the tax basis of the assets and liabilities of the Corporation.

Treasury Stock:

  The purchase of the Corporation's common stock is recorded at cost. Upon subsequent reissue, the treasury stock account is reduced by the average cost basis of such stock.

Cash Equivalents:

  Cash and due from banks, due from banks--interest bearing, and federal funds sold and repurchase agreements are considered cash equivalents for purposes of the Supplemental Consolidated Statement of Cash Flows.

Financial Instruments:

  Financial instruments include cash, evidence of an ownership interest in an entity or a contract that both (a) imposes on the Corporation a contractual obligation, (1) to deliver a financial instrument to another party, or (2) to exchange other financial instruments on potentially unfavorable terms with another party; and (b) conveys to another party a contractual right, (1) to receive a financial instrument from the Corporation, or (2) to exchange other financial instruments on potentially favorable terms with the Corporation.

NOTE B

SUBSIDIARIES

Acquisitions:

  As described in Note A, effective January 2, 1996, the Corporation acquired Hawkeye, a 23-bank holding company with assets totaling $2

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

billion, headquartered in Des Moines, Iowa. The consideration for this acquisition was 7,892,196 shares of Mercantile common stock. The Hawkeye acquisition was accounted for as a pooling-of-interests. Net income and income per common share for the Corporation and Hawkeye prior to restatement was as follows:

                                              YEAR ENDED DECEMBER 31
                                           1995         1994         1993
                                            ($ in Thousands except per
                                                common share data)
Corporation
  Net income                             $216,835     $168,329     $143,251
  Net income per common share                4.00         3.22         2.79
Hawkeye
  Net income                              $15,841      $23,745      $21,818
  Net income per common share                1.18         1.78         1.64

  Also effective January 2, 1996, the Corporation acquired First Sterling Bancorp, Inc. (``Sterling'') of Sterling, Illinois, bank holding company for First National Bank of Sterling-Rock Falls, with assets totaling $168 million. A total of 521,417 shares of Mercantile common stock was issued in the Sterling transaction. The Sterling transaction meets the requirements for treatment as a pooling-of-interests; however, due to the immateriality of Sterling's financial condition and results of operations to that of Mercantile's, the historical financial statements of the Corporation will not be restated for the Sterling pooling-of-interests transaction.

  The Corporation entered an agreement on September 15, 1995 to acquire the capital stock of Metro Savings F.S.B., an Illinois-based savings bank in Wood River with assets of $82 million. This acquisition will be a purchase transaction and is expected to be consummated in the first quarter of 1996.

  Additionally, Mercantile entered into an agreement dated July 7, 1995 to acquire the capital stock of Security Bank of Conway, F.S.B., an Arkansas-based savings bank with assets totaling $102 million. This acquisition will be accounted for as a purchase transaction and was consummated on February 9, 1996.

  During the first quarter of 1996, the Corporation plans to record certain adjustments to conform accounting and credit policies regarding loan, other real estate and other asset valuations of recently acquired companies to those of the Corporation. These adjustments are expected to approximate $.60 to $.65 per common share on an after-tax basis.

  Effective August 1, 1995, Mercantile completed a merger with AmeriFirst Bancorporation, Inc. (``AmeriFirst''), a Sikeston, Missouri-based holding company for AmeriFirst Bank, with assets totaling $156 million. A total of 661,356 shares of Mercantile common stock was issued in the AmeriFirst transaction. Also on August 1, 1995, Mercantile completed a merger with Southwest Bancshares, Inc. (``Southwest''), the holding company for Southwest Bank of Bolivar, Missouri, with assets totaling $188 million. A total of 674,975 shares of Mercantile common stock was issued in the Southwest transaction. Both of these transactions met the requirements for treatment as poolings-of-interests; however, due to the immateriality of AmeriFirst's and Southwest's financial condition and results of operations to those of Mercantile's, the historical financial statements of the Corporation were not restated for the AmeriFirst and Southwest poolings-of-interests transactions.

  On July 7, 1995, Mercantile acquired Plains Spirit Financial Corporation, an Iowa-based holding company for First Federal Savings Bank, located in Davenport, with assets totaling $401 million. The total cost of the acquisition was $59,968,000. The excess of purchase price over fair value of net assets acquired was $17,820,000. The transaction was accounted for as a purchase; accordingly, the results of operations, which were not material, were included in the Supplemental Consolidated Financial Statements from the acquisition date.

  Effective May 1, 1995, the Corporation acquired Central Mortgage Bancshares, Inc. (``Central''), a three-bank holding company with assets totaling $655 million, headquartered in Kansas City, Missouri. Also effective May 1, 1995, Mercantile acquired North Little Rock, Arkansas-based TCBankshares, Inc. (``TCB''), a six-bank holding company with assets totaling $1.4 billion. Effective January 3, 1995, the Corporation acquired UNSL Financial Corp (``UNSL''), holding company for Lebanon, Missouri-based United Savings Bank, with assets totaling $508 million. A total of 2,537,723, 4,749,999 and 1,578,107 shares of Mercantile common stock were issued in the Central, TCB and UNSL transactions, respectively, which were accounted for as poolings-of-interests.

  Net income and net income per common share for the Corporation and the pooled companies prior to restatement were as follows:

                                         YEAR ENDED DECEMBER 31
                                       1994                 1993
                                       ($ in Thousands except per
                                           common share data)
Corporation
  Net income                         $ 161,029             $118,864
  Net income per common share             3.74                 2.80
Central
  Net income                            $2,851               $5,130
  Net income per common share              .69                 1.54
TCB
  Net income                         $   8,729            $  15,189
  Net income per common share         3,616.30             6,646.69
UNSL
  Net income (loss)                    $(4,280)              $4,068
  Net income (loss) per common
    share                                (2.71)                2.72

  During the fourth quarter of 1994, certain adjustments were recorded by UNSL, Central and TCB to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments consisted of an increase in the provision of $7,775,000, an increase in other expense of $12,664,000 and a related tax benefit of $3,739,000, for a total of $16,700,000 on an after-tax basis.

  On January 30, 1995, Hawkeye acquired Taintor Savings Bank, a savings bank located in New Sharon, Iowa with assets totaling $22,000,000. This acquisition was accounted for as a purchase, and accordingly, the results of operations were included in the Supplemental Consolidated Financial Statements from the acquisition date. The total cost of the acquisition was $1,500,000 in cash and the equivalent of 65,008 shares of Mercantile common stock. Taintor Savings Bank was merged into Hawkeye Bank of Pella, N.A.

  Effective January 3, 1995, Mercantile completed a merger with Wedge Bank (``Wedge''), an Alton, Illinois-based bank with assets totaling $196 million. A total of 969,954 shares of Mercantile common stock was issued in the Wedge transaction. The Wedge transaction met the requirements for treatment as a pooling-of-interests; however, due to the immateriality of Wedge's financial condition and results of operations to that of Mercantile's, the historical financial statements of the Corporation were not restated for the Wedge pooling-of-interests transaction.

  On December 16, 1994, Hawkeye acquired $13,600,000 of deposits from the Boone, Iowa office of Midland Savings Bank FSB for $610,000 in cash. These deposits were merged into The Citizen's National Bank of Boone-Stratford, a Hawkeye subsidiary bank.

  Effective February 1, 1994, the Corporation acquired United Postal Bancorp, Inc. (``United Postal''), holding company for St. Louis, Missouri-based United Postal Savings Association, with assets totaling $1.3 billion. Effective January 3, 1994, Mercantile completed a merger with Metro Bancorporation, a Waterloo, Iowa-based holding company for The Waterloo Savings Bank, with assets totaling $370 million. A total of 5,631,953 and 1,638,278 shares of Mercantile common stock were issued in the United Postal and Metro Bancorporation transactions, respectively, which were accounted for as poolings-of-interests.

  Net income and net income per share for the Corporation and the pooled companies prior to restatement were as follows:

                                               YEAR ENDED DECEMBER 31
                                                        1993
                                               ($ in Thousands except
                                               per common share data)
Corporation
  Net income                                          $116,972
  Net income per common share                             3.32
United Postal
  Net loss                                               $ (58)
  Net loss per common share                               (.01)
Metro Bancorporation
  Net income                                            $1,950
  Net income per common share                             3.76

  During the fourth quarter of 1993, certain adjustments were recorded by United Postal and Metro Bancorporation to conform their accounting and credit policies regarding loan, other real estate and other asset valuations to those of the Corporation. These adjustments consisted of an increase in the provision of $8,700,000, an increase in other expense of $12,728,000 and a related tax benefit of $4,928,000, for a total of $16,500,000 on an after-tax basis.

  On September 1, 1993, Mercantile completed a merger with Mt. Vernon Bancorp, Inc., a $113,128,000-asset holding company for First Bank and Trust Co. in Mt. Vernon, Illinois. The total cost of the acquisition was $1,805,000 in cash and 216,936 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $4,700,000. On April 1, 1993, Mercantile completed the merger with the $70,725,000-asset First National Bank of Flora in Clay County, Illinois. The total cost of the acquisition was $3,004,000 in cash and 232,503 shares of Mercantile common stock. The excess of the purchase price over the fair value of net assets acquired was $2,549,000. Both transactions were accounted for as purchases, and accordingly, the results of operations were included in the Supplemental Consolidated Financial Statements from the respective acquisition dates.

  On May 3, 1993, Hawkeye acquired First Dubuque Corp., the holding company for The First National Bank of Dubuque. The equivalent of 1,467,278 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests.

  On January 4, 1993, the Corporation acquired MidAmerican Corporation and Johnson County Bankshares, Inc., two northeast Kansas-based holding companies with assets totaling $1.1 billion. A total of 4,736,424 shares of Mercantile common stock was issued in the transaction, which was accounted for as a pooling-of-interests.

  For all acquisitions accounted for as purchases, the unamortized excess of cost over the fair value of assets acquired was $90,037,000, $77,093,000 and $81,002,000 at December 31, 1995, 1994 and 1993, respectively.

RTC Transactions:

  On June 24, 1994, Hawkeye paid a premium of $3,000,000 to acquire $28,000,000 in deposits and two locations from the Resolution Trust Corporation. The $12,000,000 in deposits at Centerville were merged into Hawkeye Bank of Centerville, N.A. and $16,000,000 in deposits were merged into Hawkeye Bank, located in Des Moines, Iowa.

Subsidiary Mergers:

  During 1995, the Corporation effected a number of subsidiary mergers, many as a result of branch realignments associated with acquisitions. On October 26, 1995, AmeriFirst Bank was merged with Mercantile Bank of Sikeston, and an AmeriFirst branch in Cape Girardeau was merged with

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

Mercantile Bank of Cape Girardeau. On August 24, 1995, Southwest Bank was merged into Mercantile Bank of Springfield. On July 20, 1995, branches of Mercantile Bank of Warrensburg were merged into Mercantile Bank of Kansas City, and the Mercantile Bank of West Central Missouri branch located in Warrensburg was merged into Mercantile Bank of Warrensburg. On May 18, 1995, the Lebanon, Missouri area branches of United Savings Bank were merged into Mercantile Bank of Lebanon, a de novo bank. Other United Savings Bank branches were merged into the Mercantile Banks of Springfield, Lake of the Ozarks, Phelps County, Monett, Boone County and Missouri Valley.

  Additionally, on May 1, 1995, based on geographical area, the assets and liabilities of the Mortgage Banking Division of Central were merged into Mercantile Bank of St. Louis N.A., Mercantile Bank of Springfield and Mercantile Bank of Joplin.

Other Pending Acquisition:

  The Corporation entered an agreement dated December 20, 1995 to acquire the capital stock of Peoples State Bank of Topeka, Kansas with assets of $97 million. The acquisition, to be accounted for as a purchase transaction, is expected to be consummated in the second quarter or early in the third quarter of 1996.

NOTE C

CASH FLOWS

  The Corporation paid interest on deposits, short-term borrowings, bank notes and long-term debt of $588,398,000, $444,607,000 and $452,623,000 in 1995, 1994
and 1993, respectively. The Corporation paid Federal income taxes of $104,977,000, $113,203,000 and $79,399,000 in 1995, 1994 and 1993, respectively.

  The following details cash and cash equivalents from acquisitions accounted for as purchases, net of cash paid:

                                            YEAR ENDED DECEMBER 31
                                      1995           1994           1993
                                                 (Thousands)
Fair value of assets purchased      $(952,585)     $(52,979)      $(373,379)
Liabilities assumed                   851,875        58,561         334,038
Issuance of common stock               95,490           835          15,182
                                    ---------      --------       ---------

Net Cash Received (Paid)
  for Acquisitions                     (5,220)        6,417         (24,159)
Cash and cash equivalents
  acquired                             52,346        41,779          38,236
                                    ---------      --------       ---------

  Cash and Cash Equivalents from
    Acquisitions, Net of Cash
    Paid                            $  47,126      $ 48,196       $  14,077
                                    =========      ========       =========

NOTE D

CASH AND DUE FROM BANKS RESTRICTIONS

  The Corporation's subsidiary banks are required to maintain average reserve balances which place withdrawal and/or usage restrictions on cash and due from banks balances. The average amount of these restricted balances for the year ended December 31, 1995 was $207,695,000.

NOTE E

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Available-for-Sale:

  The amortized cost, estimated fair values, and unrealized gains and losses of available-for-sale securities were as follows:

                                                                                   AMORTIZED   UNREALIZED UNREALIZED  ESTIMATED
                                                                                      COST       GAINS      LOSSES   FAIR VALUE
                                                                                                   (Thousands)
DECEMBER 31, 1995
U.S. government                                                                    $3,483,593    $44,864    $14,839  $3,513,618
State and political subdivisions
  Tax-exempt                                                                          415,021     11,472      1,032     425,461
  Taxable                                                                             134,400      1,034        714     134,720
                                                                                   ----------  ---------  ---------  ----------
    Total State and Political Subdivisions                                            549,421     12,506      1,746     560,181
Other                                                                                 134,546        211      1,477     133,280
                                                                                   ----------  ---------  ---------  ----------
  Total                                                                            $4,167,560    $57,581    $18,062  $4,207,079
                                                                                   ==========  =========  =========  ==========
DECEMBER 31, 1994
U.S. government                                                                      $641,587      $ 345    $19,867    $622,065
State and political subdivisions--tax-exempt                                           12,582        156         24      12,714
Other                                                                                  66,674      1,468      2,180      65,962
                                                                                   ----------  ---------  ---------  ----------
  Total                                                                              $720,843     $1,969    $22,071    $700,741
                                                                                   ==========  =========  =========  ==========
DECEMBER 31, 1993
U.S. government                                                                      $366,504     $2,292      $ 607    $368,189
State and political subdivisions--tax-exempt                                           14,259        925         11      15,173
Other                                                                                  40,540      4,240      1,244      43,536
                                                                                   ----------  ---------  ---------  ----------
  Total                                                                              $421,303     $7,457     $1,862    $426,898
                                                                                   ==========  =========  =========  ==========

Held-to-Maturity:

  The amortized cost, estimated fair values, and unrealized gains and losses of held-to-maturity securities were as follows:

                                                                                   AMORTIZED   UNREALIZED UNREALIZED  ESTIMATED
                                                                                      COST       GAINS      LOSSES   FAIR VALUE
                                                                                                   (Thousands)
DECEMBER 31, 1994
U.S. government                                                                    $2,896,654    $ 8,027   $105,496  $2,799,185
State and political subdivisions
  Tax-exempt                                                                          436,413      4,391     10,617     430,187
  Taxable                                                                             165,551        164      9,102     156,613
                                                                                   ----------    -------   --------  ----------
    Total State and Political Subdivisions                                            601,964      4,555     19,719     586,800
Other                                                                                  66,601         13      1,341      65,273
                                                                                   ----------    -------   --------  ----------
    Total                                                                          $3,565,219    $12,595   $126,556  $3,451,258
                                                                                   ==========    =======   ========  ==========
DECEMBER 31, 1993
U.S. government                                                                    $3,477,732    $60,133     $6,236  $3,531,629
State and political subdivisions
  Tax-exempt                                                                          445,738     20,459        692     465,505
  Taxable                                                                             113,477        824        671     113,630
                                                                                   ----------    -------   --------  ----------
                                                                                      559,215     21,283      1,363     579,135
    Total State and Political Subdivisions
Other                                                                                 190,802      2,521        343     192,980
                                                                                   ----------    -------   --------  ----------
    Total                                                                          $4,227,749    $83,937     $7,942  $4,303,744
                                                                                   ==========    =======   ========  ==========

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

  In December 1995, the Corporation reclassified approximately $3.1 billion in held-to-maturity securities to the available-for-sale category. The unrealized gain on the securities transferred was approximately $31 million. The Financial Accounting Standards Board issued a Special Report titled ``A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities, Questions and Answers,'' which stated that reclassifications made no later than December 31, 1995 from the held-to-maturity category will not call into question the intent to hold other securities to maturity in the future.

  Securities with a carrying value of $2,233,972,000 at December 31, 1995, $2,405,905,000 at December 31, 1994 and $2,417,196,000 at December 31, 1993 were pledged to secure public and trust deposits, securities sold under agreements to repurchase, and for other purposes required by law.

  The following table presents proceeds from sales of securities and the components of net securities gains. There were no securities classified as held-to-maturity during 1994 that were transferred to available-for-sale securities or sold; the only transfer of securities from held-to-maturity to available-for-sale during 1995 was the December 1995 reclassification discussed above. Held-to-maturity securities gains and losses in 1995 and 1994 resulted from portfolio restructurings in connection with subsidiary bank acquisitions or calls by the security issuer prior to maturity.

                                          YEAR ENDED DECEMBER 31
                                      1995          1994         1993
                                                (Thousands)

Proceeds from sales of:
  Held-to-maturity securities       $     --      $  1,985      $32,749
  Available-for-sale securities      207,901       427,204       71,086

Securities gains on:
  Held-to-maturity securities       $    111      $    471      $ 2,396
  Available-for-sale securities        4,217         5,558        5,410
                                    --------      --------      -------
    Total Securities Gains             4,328         6,029        7,806

Securities losses on:
  Held-to-maturity securities              1           262          867
  Available-for-sale securities          285         3,188        1,638
                                    --------      --------      -------
    Total Securities Losses              286         3,450        2,505
                                    --------      --------      -------
    Net Securities Gains
      Before Income Taxes              4,042         2,579        5,301
Applicable income taxes               (1,415)         (903)      (1,855)
                                    --------      --------      -------
    Net Securities Gains            $  2,627      $  1,676      $ 3,446
                                    ========      ========      =======

NOTE F

LOANS AND LEASES

  Loans and leases consisted of the following:

                                                 DECEMBER 31
                                     1995            1994           1993
                                                 (Thousands)
Commercial                       $  2,979,437    $  2,789,062    $ 2,535,557
Real estate--commercial             2,119,714       1,778,884      1,669,756
Real estate--construction             282,215         323,603        302,242
Real estate--residential            3,823,327       3,530,596      3,251,566
Consumer                            1,667,348       1,616,786      1,272,591
Credit card                           858,846         865,175        777,074
                                 ------------    ------------    -----------
  Loans and Leases               $ 11,730,887    $ 10,904,106    $ 9,808,786
                                 ============    ============    ===========

  Changes in the reserve for possible loan losses were as follows:

                                              YEAR ENDED DECEMBER 31
                                          1995         1994         1993
                                                   (Thousands)
Beginning Balance                       $215,849     $205,946     $198,742
Provision                                 36,530       43,265       64,302
Charge-offs                              (69,099)     (68,083)     (89,094)
Recoveries                                16,670       34,274       26,525
                                        --------     --------     --------
  Net Charge-offs                        (52,429)     (33,809)     (62,569)
Acquired Reserves                         13,830          447        5,471
Transfer to Mercantile Credit Card
  Master Trust                           (12,000)          --           --
                                        --------     --------     --------
Ending Balance                          $201,780     $215,849     $205,946
                                        ========     ========     ========

  Non-performing loans consisted of the following:

                                                YEAR ENDED DECEMBER 31
                                             1995        1994        1993
                                                     (Thousands)
Non-accrual                                $ 79,205    $ 30,650    $ 56,847
Renegotiated                                  3,094       6,363      14,163
                                           --------    --------    --------
  Non-performing Loans                     $ 82,299    $ 37,013    $ 71,010
                                           ========    ========    ========

  Certain directors and executive officers of the Corporation and Mercantile Bank of St. Louis N.A. were loan customers of the Corporation's banks during 1995, 1994 and 1993. Such loans were made in the ordinary course of business at normal terms, including interest rate and collateralization, and did not represent more than a normal risk. Loans to those persons, their immediate families and companies in which they were principal owners were $5,181,000, $5,362,000 and $21,345,000, at December 31, 1993, 1994 and 1995, respectively.
During 1995, $48,305,000 of new loans were made to these persons, repayments totaled $32,322,000.

NOTE G

BANK PREMISES AND EQUIPMENT

  Bank premises and equipment were as follows:

                                                   DECEMBER 31
                                          1995         1994         1993
                                                   (Thousands)
Land                                    $ 54,297     $ 49,968     $ 49,204
Bank premises                            285,402      272,560      268,743
Leasehold improvements                    29,062       25,421       23,711
Furniture and equipment                  258,497      224,475      208,432
                                        --------     --------     --------
  Total Cost                             627,258      572,424      550,090
Accumulated depreciation                (318,188)    (287,859)    (273,250)
                                        --------     --------     --------
  Net Carrying Value                    $309,070     $284,565     $276,840
                                        ========     ========     ========

  At December 31, 1995, the Corporation had certain long-term leases, none of which were considered to be capital leases, which were principally related to the use of land, buildings and equipment. The following table summarizes the future minimum rental commitments for all noncancelable operating leases which had initial or remaining noncancelable lease terms in excess of one year:

                  PERIOD                       MINIMUM RENTAL
                                                (Thousands)

              1996                                $ 6,995
              1997                                  6,134
              1998                                  4,710
              1999                                  3,500
              2000                                  2,638
              2001 and later                       12,977
                                                  -------
                    Total                         $36,954
                                                  =======

  Net rental expense for all operating leases was $8,752,000 in 1995, $8,435,000 in 1994 and $8,751,000 in 1993.

NOTE H

SHORT-TERM BORROWINGS

  Short-term borrowings were as follows:

                                                  DECEMBER 31
                                      1995           1994           1993
                                                  (Thousands)
Federal funds purchased and
  repurchase agreements            $ 1,552,945    $ 1,519,156    $   675,922
Treasury tax and loan notes            116,416        170,045        509,360
Commercial paper                        16,950         26,800         18,390
Other short-term borrowings             77,425        122,080         21,000
                                   -----------    -----------    -----------
  Total                            $ 1,763,736    $ 1,838,081    $ 1,224,672
                                   ===========    ===========    ===========

  The Corporation had unused lines of credit arrangements with unaffiliated banks in support of commercial paper outstanding of $40,000,000 at December 31, 1995.

NOTE I

BANK NOTES AND LONG-TERM DEBT

Bank Notes:

  Beginning in 1994, certain subsidiary banks could offer unsecured bank notes in aggregate principal amounts of up to $1 billion. Note maturities can range from 30 days to 15 years from the date of issue and may be issued with fixed or floating interest rates. Each bank note issued will be an obligation solely of that issuing bank and will not be an obligation of, or otherwise guaranteed by, the other issuing banks or the Corporation. The bank notes are being offered and sold only to institutional investors, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

  Bank notes are presented below with December 31, 1995 coupon rates:

                                                        DECEMBER 31
                                                     1995        1994
                                                        (Thousands)
MERCANTILE BANK OF ST. LOUIS, N.A.
6.0000% floating-rate bank notes, due 1996         $100,000    $100,000
5.9625% floating-rate bank notes, due 1998          150,000          --
                                                   --------    --------
    Total Bank Notes                               $250,000    $100,000
                                                   ========    ========

Long-term Debt:

  Long-term debt consisted of the following:

                                                    DECEMBER 31
                                           1995         1994         1993
                                                    (Thousands)
MERCANTILE BANCORPORATION INC.
  (PARENT COMPANY ONLY)
7.625% subordinated notes, due 2002      $150,000     $150,000     $150,000
8.500% debentures, due 2004                    --           --       30,550
8.000% convertible subordinated
  capital notes, due 1995                      --        8,822       13,522
                                         --------     --------     --------
  Total                                   150,000      158,822      194,072

SECOND-TIER HOLDING COMPANIES                  --       27,354       35,039

BANKS AND OTHER SUBSIDIARIES
6.375% subordinated debt, due 2004         75,000       75,000           --
9.000% mortgage-backed notes,
  due 1999                                 53,450       53,450       53,041
Federal Home Loan
  Bank advances                            47,021       15,501        9,042
Mortgage payable                               --           --       23,653
Other                                         136           73          714
                                         --------     --------     --------
  Total                                   175,607      144,024       86,450
                                         --------     --------     --------
  Total Long-term Debt                   $325,607     $330,200     $315,561
                                         ========     ========     ========

  On October 15, 1992, the Corporation issued $150,000,000 of non-callable subordinated notes with a 10-year maturity and a coupon rate of 7.625% to yield 7.741%. These notes qualify as Tier II capital under

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

current regulatory guidelines. As of December 31, 1994, $16,035,000 of the debt issued by second-tier holding companies was a term loan of Hawkeye, which was paid in full on December 26, 1995.

  On January 25, 1994, Mercantile Bank of St. Louis N.A. issued $75,000,000 of 6.375% 10-year, non-callable subordinated debt, due January 15, 2004. This debt qualifies as Tier II capital. The Corporation used the proceeds of this subordinated debt issue to: (1) prepay in full on February 23, 1994 the $30,550,000 8.500% unsecured debentures of the Corporation; and (2) prepay in full on February 1, 1994 the $23,653,000 8.250% mortgage secured by the Corporation's headquarters building.

  The 9.000% mortgage-backed notes were collateralized by U.S. government securities at December 31, 1995, and mature in July 1999.

  Federal Home Loan Bank advances at December 31, 1995 consisted of various debt instruments with rates varying from 4.760% to 8.460%. This debt was collateralized by certain loans and securities, with maturities through September 2010.

  A summary of annual principal reductions of long-term debt is presented below:

                                               ANNUAL
                                             PRINCIPAL
                                             REDUCTIONS
                  PERIOD                    (Thousands)

              1996                           $  7,506
              1997                             22,906
              1998                              7,602
              1999                             54,179
              2000                              1,356
              2001 and later                  232,058
                                             --------
                    Total                    $325,607
                                             ========

NOTE J

INCOME TAXES

  The Corporation's results include income tax expense as follows:

                                   CURRENT       DEFERRED         TOTAL
                                                (Thousands)
------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995
  U.S. FEDERAL                    $122,262       $(12,420)      $109,842
  STATE AND LOCAL                   15,006           (739)        14,267
                                  --------       --------       --------
    TOTAL                         $137,268       $(13,159)      $124,109
                                  ========       ========       ========

Year ended December 31, 1994
  U.S. Federal                    $108,112       $ (7,701)      $100,411
  State and local                   13,079           (325)        12,754
                                  --------       --------       --------
    Total                         $121,191       $ (8,026)      $113,165
                                  ========       ========       ========

Year ended December 31, 1993
  U.S. Federal                    $ 77,728       $  4,587       $ 82,315
  State and local                   13,189            570         13,759
                                  --------       --------       --------
    Total                         $ 90,917       $  5,157       $ 96,074
                                  ========       ========       ========

  The tax effects of temporary differences that gave rise to the deferred tax assets and deferred tax liabilities are presented below.

                                                   DECEMBER 31
                                         1995        1994          1993
                                                   (Thousands)
-------------------------------------------------------------------------
Deferred tax assets
  Reserve for possible loan losses     $ 66,342     $70,210      $ 66,266
  Foreclosed property                       720       2,560         2,842
  Deferred compensation                   5,451       3,240         3,918
  Net operating losses from pooled
    subsidiary                               --       1,494         4,527
  Expenses not currently allowable
    for tax purposes                     12,732      11,079         7,598
  State tax liabilities                   2,554       2,239         1,266
  Investments in debt and equity
    securities--FAS 115                      --      11,417            --
  Retirement expenses in excess of
    tax deduction                         6,737       5,274         2,404
  Other                                   2,512       5,978         2,435
                                       --------    --------      --------
    Total Gross Deferred Tax Assets      97,048     113,491        91,256

Deferred tax liabilities
  Leasing                               (37,616)    (56,776)      (55,050)
  Pension settlement gain                (6,079)     (6,005)       (6,005)
  Intangible assets                      (6,466)     (9,865)      (11,581)
  Depreciation                           (4,167)     (3,935)       (5,397)
  Investments in debt and equity
    securities--FAS 115                 (13,946)         --        (1,959)
Other                                   (12,330)     (8,262)       (4,018)
                                       --------    --------      --------
  Total Gross Deferred Tax
    Liabilities                         (80,604)    (84,843)      (84,010)
                                       --------    --------      --------
  Net Deferred Tax Assets              $ 16,444    $ 28,648      $  7,246
                                       ========    ========      ========


  Income tax expense as reported differs from the amounts computed by applying the statutory U.S. Federal income tax rate to pretax income as follows:

                                              YEAR ENDED DECEMBER 31
                                          1995         1994         1993
                                                   (Thousands)
-------------------------------------------------------------------------
Computed ``expected'' tax expense      $124,874     $106,834     $ 91,400
  Increase (reduction) in income
    taxes resulting from
    Tax-exempt income                    (9,958)     (10,006)     (10,242)
    State and local income taxes,
      net of federal income tax
      benefit                             9,274        8,290        8,943
    Thrift bad debt recapture                --        3,615        6,070
    Other, net                              (81)       4,432          (97)
                                       --------     --------     --------
      Total Tax Expense                $124,109     $113,165     $ 96,074
                                       ========     ========     ========

NOTE K

RETIREMENT PLANS

Pension Plans:

  The Corporation maintains both qualified and nonqualified noncontributory pension plans that cover all employees meeting certain age and service requirements.

  The qualified plan provides pension benefits based on the employee's length of service and compensation earned during the five years prior to retirement. The Corporation's funding policy is to contribute annually at least the minimum amount required by government funding standards but not more than is tax deductible. No contribution was required during 1995, 1994 or 1993.

  The net periodic pension expense related to the qualified plan included in the Supplemental Consolidated Statement of Income is summarized as follows:

                                               YEAR ENDED DECEMBER 31
                                           1995         1994         1993
                                                    (Thousands)
Service cost--benefits earned during
  the period                             $  6,025     $  6,665     $  5,088
Interest cost on projected benefit
  obligation                                9,220        8,382        7,744
Actual (return) loss on plan assets       (26,535)       1,863      (10,117)
Net amortization and deferral              13,585      (14,254)      (1,132)
                                         --------     --------     --------
  Net Periodic Pension Expense           $  2,295     $  2,656     $  1,583
                                         ========     ========     ========

  The table below sets forth the funded status and amounts recognized in the Supplemental Consolidated Balance Sheet for the qualified plan:

                                                   DECEMBER 31
                                          1995         1994         1993
                                                   (Thousands)
Actuarial present value of
  Vested benefit obligation             $ 98,597     $ 78,380     $ 81,790
                                        ========     ========     ========
  Accumulated benefit obligation        $109,819     $ 87,122     $ 89,131
                                        ========     ========     ========
  Projected benefit obligation          $134,987     $104,949     $109,718
Plan assets at fair value                144,825      121,799      123,299
                                        --------     --------     --------
Plan assets in excess of projected
  benefit obligation                      (9,838)     (16,850)     (13,581)
Unrecognized net loss                    (13,226)      (8,964)     (12,213)
Unrecognized prior service cost            2,603        2,922        1,895
Unrecognized net asset at
  December 31                              4,357        5,664        7,229
                                        --------     --------     --------
  Prepaid Pension                       $(16,104)    $(17,228)    $(16,670)
                                        ========     ========     ========

  Assumptions used were as follows:

                                          1995         1994         1993
Discount rate in determining benefit
  obligations                               7.50%        8.50%        7.50%
Rate of increase in compensation
  levels                                    5.00         5.00         5.00
Expected long-term rate on assets           9.50         9.00         9.00

  At December 31, 1995, approximately 62% of the plan's assets was invested in listed common stocks, 35% was invested in government and corporate bonds rated A or better, and the remaining 3% was invested in short-term cash equivalents. A nominal amount of common stock of the Corporation was held by the plan.

  The nonqualified plans provide pension benefits which would have been provided under the qualified plan in the absence of limits placed on qualified plan benefits by the Internal Revenue Service. The Corporation's funding policy is to fund benefits as they are paid. Contributions under the nonqualified plans were not material for the years ended December 31, 1995, 1994 and 1993. The expense related to these plans was $1,685,000 in 1995, $1,612,000 in 1994 and $1,641,000 in 1993.

Other Postretirement Benefits:

  In addition to the pension plans described above, the Corporation provides other postretirement benefits, largely medical benefits and life insurance, to its retirees.

  The Corporation adopted Financial Accounting Standard (``FAS'') 106,
``Employers' Accounting for Postretirement Benefits Other Than Pensions,'' in the first quarter of 1993, which required the recording of the unrecognized transition obligation for postretirement benefits other than pensions. That liability is being amortized over a 20-year period. The net periodic postretirement benefit expense included in the Supplemental Consolidated
Statement of Income is summarized as follows:

                                                 YEAR ENDED DECEMBER 31
                                                1995       1994       1993
                                                       (Thousands)
Service cost--benefits earned during
  the period                                   $  610     $  734     $  591
Interest cost on accumulated
  postretirement benefit obligation             2,716      2,539      2,661
Net amortization and deferral                   1,475      1,633      1,679
                                               ------     ------     ------
  Net Periodic Postretirement Benefit Cost     $4,801     $4,906     $4,931
                                               ======     ======     ======

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

  The table below sets forth the funded status and the amount recognized in the Supplemental Consolidated Balance Sheet regarding other postretirement benefits:

                                                    DECEMBER 31
                                           1995         1994         1993
                                                    (Thousands)
Accumulated postretirement benefit
  obligation (``APBO'')
  Retirees                               $ 27,041     $ 24,493     $ 25,956
  Active employees fully eligible for
    benefits                                1,301        1,085        1,437
  Other active employees                    7,862        6,609        7,856
                                         --------     --------     --------
      Total                                36,204       32,187       35,249
Assets at fair value                           --           --           --
                                         --------     --------     --------
    APBO in excess of assets               36,204       32,187       35,249
Unrecognized net gain (loss)               (1,241)       2,436       (1,268)
Unrecognized prior service cost              (147)        (155)          --
Unrecognized transition obligation at
  December 31                             (26,889)     (28,470)     (30,393)
                                         --------     --------     --------
    Accrued Postretirement Benefit
      Obligation                         $  7,927     $  5,998     $  3,588
                                         ========     ========     ========


  Assumptions used were as follows:

                                           1995         1994         1993
Discount rate in determining benefit
  obligations                                7.50%        8.50%        7.50%
Health care cost trend
  First year                                 9.50        11.00        12.00
  Ultimate (2001 and after)                  5.50         6.00         6.00

  An increase in the health care cost trend of one percent would increase the aggregate of service and interest cost components of net periodic postretirement benefit costs by $120,000 in 1995, the same level as in 1994. The APBO would increase by $1,448,000 as of December 31, 1995 compared with $1,443,000 as of December 31, 1994.

NOTE L

SHAREHOLDERS' EQUITY

Common Stock:

  The authorized common stock of the Corporation consists of 100,000,000 shares as of December 31, 1995 and 1994, and 70,000,000 shares as of December 31, 1993, $5.00 par value, of which 62,506,536, 59,883,249 and 59,432,238 shares were outstanding at December 31, 1995, 1994 and 1993, respectively.

  The Corporation's Dividend Reinvestment Plan (``Plan'') allows shareholders of record to reinvest dividends and/or make voluntary cash contributions to purchase additional shares of the Corporation's common stock. Under the Plan, stock is purchased in the open market by the Plan Trustee with no service charge to the shareholder.

Preferred Stock:

  The authorized preferred stock of the Corporation consists of 5,000,000 shares, no par value, of which 14,806 shares were issued and outstanding at December 31, 1995, 1994 and 1993. In addition, 1,000,000 shares were reserved at December 31, 1995 for issuance pursuant to the Preferred Share Purchase Rights Plan.

  As of December 31, 1995, 1994 and 1993, there were two series of non-voting preferred stock issued. Series B-1 consists of 5,306 shares which are redeemable by the Corporation and which have non-cumulative dividends as declared by Mercantile's Board of Directors. Series B-2 represents 9,500 shares with a cumulative annual dividend at the rate of $85 per share. The Series B-2 preferred shares are also redeemable by the Corporation.

Preferred Share Purchase Rights Plan:

  One Preferred Share Purchase Right (``Right'') is attached to each share of common stock and trades automatically with such shares. The Rights, which can be redeemed by the Board of Directors in certain circumstances and expire by their terms on June 3, 1998, have no voting rights.

  The Rights become exercisable and will trade separately from the common stock 10 days after a person or a group either becomes the beneficial owner or announces an intention to commence a tender offer for 20% or more of the Corporation's outstanding common stock. When exercisable, each Right entitles the registered holder to purchase from the Corporation 1/100 of a share of Series A Junior Participating Preferred Stock for $100 per 1/100 of a preferred share.

  In the event a person acquires beneficial ownership of 20% or more of the Corporation's common stock, holders of Rights (other than the acquiring person or group) may purchase, at the Rights' then current exercise price, common stock of the Corporation having a value at that time equal to twice the exercise price. In the event the Corporation merges into or otherwise transfers 50% or more of its assets or earnings power to any person after the Rights become exercisable, holders of Rights may purchase, at the then current exercise price, common stock of the acquiring entity having a value at that time equal to twice the exercise price.

Stock Options:

  The Corporation had stock options outstanding under various plans at December 31, 1995, including plans assumed in acquisitions. The original Mercantile plans provide for the granting to employees of the Corporation and its subsidiaries of options to purchase shares of common stock of the Corporation over periods of up to 10 years at a price not less than the market value of the shares at the date the options are granted. The plans provide for the granting of options which either qualify or do not qualify as Incentive Stock Options as defined by Section 422 of the Internal Revenue Code of 1986, as amended. A summary of the plans follows:

                                                SHARES           PRICE
                                                ------           -----

AT DECEMBER 31, 1995
  Available for grant                          1,240,724
  Outstanding                                  2,855,619     $5.41-45.25
  Exercisable                                  1,575,729      5.41-38.88

  Changes in options outstanding were as follows:

                                               SHARES           PRICE
                                               ------           -----
BALANCE AT DECEMBER 31, 1992                  2,119,796     $ 5.41-29.00
  Granted                                       750,467      14.62-34.33
  Exercised                                    (269,920)      5.41-26.33
  Canceled                                      (40,225)     17.17-32.67
                                              ---------

BALANCE AT DECEMBER 31, 1993                  2,560,118       5.41-34.33
  Granted                                       746,045      18.44-38.88
  Exercised                                    (319,080)      5.41-32.50
  Canceled                                      (55,227)     12.50-32.67
                                              ---------

BALANCE AT DECEMBER 31, 1994                  2,931,856       5.41-38.88
  GRANTED                                       415,555      36.00-45.25
  EXERCISED                                    (518,155)      5.41-32.50
  CANCELED                                      (71,995)      5.41-38.00
  ASSUMED                                        98,358      15.06-19.81
                                              ---------

BALANCE AT DECEMBER 31, 1995                  2,855,619       5.41-45.25
                                              =========

  No amounts have been charged to expense in connection with any plan.

Debt and Dividend Restrictions:

  Consolidated retained earnings at December 31, 1995 were not restricted under any debenture agreement as to payment of dividends or reacquisition of common stock.

  The primary source of funds for dividends paid by the Corporation to its shareholders is dividends received from bank subsidiaries. At December 31, 1995, approximately $396,526,000 of the equity of bank subsidiaries was available for distribution as dividends to the Parent Company without prior regulatory approval or without reducing the capital of the respective subsidiary banks below present minimum standards. An additional $141,887,000 would be available for loans to the Parent Company under Federal Reserve regulations. The remaining equity of bank subsidiaries approximating $1,075,200,000 was restricted as to transfers to the Parent Company.

NOTE M

CONCENTRATIONS OF CREDIT

  The Corporation's primary market area is the state of Missouri and the lower Midwest. At December 31, 1995, approximately 93% of the total loan portfolio, and 90% of the commercial and commercial real estate loan portfolio, were to borrowers within this region. The diversity of the region's economic base tends to provide a stable lending environment.

  Real estate and credit card lending constituted the two other areas of significant concentration of credit risk. Real estate-related financial instruments (loans, commitments and standby letters of credit) comprised 37% of all such instruments of the Corporation. However, of this total, approximately 59% was consumer-related in the form of residential real estate mortgages and home equity lines of credit. Credit card-related financial instruments comprised approximately 28% of all such instruments of the Corporation.

  The Corporation is, in general, a secured lender. At December 31, 1995, approximately 86% of the loan portfolio was secured. Collateral is required in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction.

NOTE N

FINANCIAL INSTRUMENTS

Fair Values:

  Fair values for financial instruments are management's estimates of the values at which the instruments could be exchanged in a transaction between willing parties. These estimates are subjective and may vary significantly from amounts that would be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments are excluded from the fair value disclosure requirements of FAS 107, ``Disclosures about Fair Value of Financial Instruments.'' Therefore, the fair values presented below should not be construed as the underlying value of the Corporation.

  The following methods and assumptions were used in estimating fair values for financial instruments.

 Cash and Due from Banks, Short-term Investments and Short-term Borrowings: The carrying values reported in the Supplemental Consolidated Balance Sheet approximated fair values.

 Investments in Debt and Equity Securities: Fair values for held-to-maturity and available-for-sale securities were based upon quoted market prices where available. Fair values for trading securities, which also were the amounts reported in the Supplemental Consolidated Balance Sheet, were based on quoted market prices where available. If quoted market prices were not available, fair values were based upon quoted market prices of comparable instruments.

 Loans and Leases: The fair values for most fixed-rate loans were estimated by utilizing discounted cash flow analysis, applying interest rates currently being offered for similar loans to borrowers with similar risk profiles. The discount rates used therefore include a credit risk

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

 premium. The fair values of variable-rate loans and residential mortgages were estimated by utilizing the same type of discounted cash flows, but over a range of interest rate scenarios, in order to incorporate the value of the options imbedded in these assets. Loans with similar characteristics were aggregated for purposes of these calculations. The fair value of credit card loans was assumed to be the same as the par value.

 Deposits: The fair values disclosed for deposits generally payable on demand (i.e., interest bearing and non-interest bearing demand, savings, and money market accounts) were considered equal to their respective carrying amounts as reported in the Supplemental Consolidated Balance Sheet. Fair values for certificates of deposit and foreign deposits were estimated using a discounted cash flow calculation that applied interest rates generally offered on similar certificates to a schedule of aggregated expected monthly maturities of time deposits. The fair value estimate of the deposit portfolio has not been adjusted for any value derived from the retention of those deposits for an expected future period of time. That component, commonly referred to as core deposit premium, was estimated to be approximately $250,000,000 to $375,000,000 at December 31, 1995, and was neither considered in the fair value amounts below nor recorded as an intangible asset on the Supplemental Consolidated Balance Sheet.

 Bank Notes and Long-term Debt: The fair value of publicly traded debt was based upon quoted market prices, where available, or upon quoted market prices of comparable instruments. The fair values of bank notes and long-term debt were estimated using discounted cash flow analysis, based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

 Off-Balance-Sheet Instruments: Fair values of foreign exchange contracts and interest rate contracts were determined from quoted market prices. Fair values of commitments to extend credit, standby letters of credit and commercial letters of credit were based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

The estimated fair values of the Corporation's financial instruments were as follows:
                                                                                    DECEMBER 31

                                                           1995                        1994                        1993
                                                 -------------------------   -------------------------   -------------------------
                                                                                    (Thousands)

                                                  CARRYING        FAIR        CARRYING        FAIR        CARRYING        FAIR
FINANCIAL ASSETS                                    VALUE         VALUE         VALUE         VALUE         VALUE         VALUE
  Cash and due from banks and short-term
    investments                                  $ 1,434,242   $ 1,434,242   $ 1,106,933   $ 1,106,933   $ 1,361,648   $ 1,361,648
  Trading securities                                   3,677         3,677        14,299        14,299        15,735        15,735
  Held-to-maturity securities                             --            --     3,565,219     3,451,258     4,227,749     4,303,744
  Available-for-sale securities                    4,207,079     4,207,079       700,741       700,741       426,898       426,898
  Net loans and leases                            11,529,107    11,995,484    10,688,257    10,738,843     9,602,840     9,870,494

FINANCIAL LIABILITIES
  Deposits                                        13,714,260    13,932,902    12,864,890    12,847,481    13,243,141    13,314,042
  Short-term borrowings                            1,763,736     1,763,736     1,838,081     1,838,081     1,224,672     1,224,672
  Bank notes and long-term debt                      575,607       594,405       430,200       409,096       315,561       345,256

OFF-BALANCE-SHEET
  Foreign exchange contracts purchased                         $     3,071                 $     6,641                 $     5,375
  Foreign exchange contracts sold                                   (2,597)                     (6,199)                     (6,890)
  Interest rate contracts                                               75                        (184)                     (4,125)
  Commitments to extend credit                                     (12,035)                    (10,833)                    (12,965)
  Standby letters of credit                                         (2,551)                     (2,179)                     (2,410)
  Commercial letters of credit                                      (4,265)                     (4,104)                     (4,377)

Off-Balance-Sheet Risk:

  The Corporation is, in the normal course of business, a party to certain off-balance-sheet financial instruments with inherent credit and/or market risk. These instruments, which include commitments to extend credit, standby letters of credit, interest options written, interest futures contracts and foreign exchange contracts, are used by the Corporation to meet the financing needs of its customers and, to a lesser degree, to reduce its own exposure to interest rate fluctuations. These instruments involve, to varying degrees, credit and market risk in excess of the amount recognized in the Supplemental Consolidated Balance Sheet.

  Financial instruments with off-balance-sheet credit risk for which the contract amounts represent potential credit risk were as follows:

                                                  DECEMBER 31
                                      1995           1994           1993
                                                  (Thousands)
Commitments to extend credit
  Commercial                        $1,998,786     $1,835,082     $1,628,996
  Consumer                           5,504,932      4,431,671      3,476,846
                                    ----------     ----------     ----------
    Total                           $7,503,718     $6,266,753     $5,105,842
                                    ==========     ==========     ==========
Standby letters of credit          $   327,027    $   230,250    $   254,547
                                   ===========    ===========    ===========
Interest rate contracts            $    27,000    $    21,000    $    37,500
                                   ===========    ===========    ===========

  The Corporation's maximum exposure to credit loss under commitments to extend credit and standby letters of credit is the equivalent of the contractual amount of those instruments. The same credit policies are used by the Corporation in granting commitments and conditional obligations as are used in the extension of credit.

  Commitments to extend credit are legally binding agreements to lend to a borrower as long as the borrower performs in accordance with the terms of the contract. Commitments generally have fixed expiration dates or other termination clauses, and may require payment of a fee. As many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. Included in consumer commitments are the unused portions of lines of credit for credit card and home equity credit line loans.

  Standby letters of credit are commitments issued by the Corporation to guarantee specific performance of a customer to a third party.

  Collateral is required for both commitments and standby letters of credit in accordance with the normal credit evaluation process based upon the creditworthiness of the customer and the credit risk associated with the particular transaction. Collateral held varies, but may include commercial real estate, accounts receivable, inventory or equipment.

  Included in interest rate contracts are interest rate exchange agreements with major investment banking firms to convert short-term, variable-rate liabilities into long-term, fixed-rate liabilities, to secure interest margins and to hedge against interest rate movements.

Derivative Financial Instruments:

Held or Issued for Trading Purposes:

  In the normal course of business, the Corporation maintains minimal trading positions in a variety of derivative financial instruments. Most of the Corporation's trading activities are customer oriented, with trading positions established to meet the financing and foreign exchange transaction needs of customers. This activity complements the Corporation's traditional money and capital markets trading business, which also exists to meet customers' demands.

  Net revenue recognized on interest rate contracts and foreign exchange contracts totaled $2,839,000 and $2,558,000 in 1995 and 1994, respectively. For interest options written, foreign exchange contracts purchased and foreign exchange contracts sold, the notional amounts were $25,225,000, $125,725,000 and $130,394,000, respectively, at December 31, 1995. At December 31, 1994, the notional amounts for interest options written, foreign exchange contracts purchased and foreign exchange contracts sold were $62,725,000, $184,079,000 and $173,378,000, respectively. These commitments do not represent exposure to credit loss and are generally entered into on behalf of customers and result in the Corporation being in a matched position. Credit risk in the transactions is minimal. The Corporation manages the potential credit exposure through established credit approvals, risk control limits and other monitoring procedures. Market risk to the Corporation could result from non-performance by a counterparty to a contract.

Held or Issued for Purposes Other Than Trading:

  Of the commitments to extend credit discussed in the preceding paragraphs, $108,267,000 and $74,966,000 were entered into with fixed rates for commercial loan customers at December 31, 1995 and 1994, respectively. Fixed-rate commitments for consumer (residential mortgage) loan customers totaled $57,883,000 at December 31, 1995 and $35,289,000 at December 31, 1994.
Fixed-rate commitments to extend credit are defined as fixed-rate commercial loan commitments with remaining maturities greater than one year, fixed-rate residential mortgage loan commitments, and adjustable-rate residential mortgage loan commitments for loans with adjustment periods greater than one year.

  Fixed-rate mortgage loans held for resale are partially hedged with contracts for forward delivery in the secondary mortgage market. This hedging activity is designed to protect the Corporation from changes in interest rates. Gains and losses from the hedging transactions on mortgage loans held for resale are deferred and included in the cost of the

                MERCANTILE BANCORPORATION INC. AND SUBSIDIARIES
        NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS (CONT'D)

loans for determining the gain or loss when the loans are sold. As of December 31, 1995, the Company had $68,000,000 of forward delivery contracts outstanding.

NOTE O

CONTINGENT LIABILITIES

  In the ordinary course of business, there are various legal proceedings pending against the Corporation and its subsidiaries. Management, after consultation with legal counsel, is of the opinion that the ultimate resolution of these proceedings will have no material adverse effect on the consolidated financial condition or results of operations of the Corporation.
NOTE P

PARENT COMPANY FINANCIAL INFORMATION

  Following are the condensed financial statements of Mercantile Bancorporation Inc. (Parent Company Only) for the periods indicated.

  For the Statement of Cash Flows (Parent Company Only), cash and short-term investments were considered cash equivalents. Interest paid on commercial paper and long-term debt was $13,071,000, $15,099,000 and $15,881,000 for the years ended December 31, 1995, 1994 and 1993, respectively.


STATEMENT OF INCOME

                                              YEAR ENDED DECEMBER 31
                                           1995         1994         1993
                                                    (Thousands)
INCOME
  Dividends from subsidiaries            $215,580     $104,950     $ 77,548
  Other interest and dividends              4,355        4,644        5,538
  Management fees                          13,637       13,879       13,392
  Other                                    11,702        3,546        2,687
                                         --------     --------     --------
    Total Income                          245,274      127,019       99,165

EXPENSE
  Interest on commercial paper              1,249        1,199          733
  Interest on long-term debt               11,697       12,607       15,157
  Personnel expense                        16,869       14,463       11,544
  Other operating expenses                 12,410       16,019       14,301
                                         --------     --------     --------
    Total Expense                          42,225       44,288       41,735

INCOME BEFORE INCOME TAX BENEFIT
  AND EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARIES                  203,049       82,731       57,430

Income tax benefit                          2,926        6,482        6,708
                                         --------     --------     --------

INCOME BEFORE EQUITY IN
  UNDISTRIBUTED INCOME OF
  SUBSIDIARIES                            205,975       89,213       64,138

Equity in undistributed income of
  subsidiaries                             26,701      102,861      100,931
                                         --------     --------     --------

  NET INCOME                             $232,676     $192,074     $165,069
                                         ========     ========     ========

BALANCE SHEET

                                                   DECEMBER 31
                                       1995           1994           1993
                                                  (Thousands)
ASSETS
  Cash                              $       21     $       --     $      609
  Short-term investments                40,358         82,405         47,776
  Available-for-sale securities         22,669         12,539         16,569
  Investment in subsidiaries         1,679,526      1,444,810      1,353,078
  Goodwill                              64,812         48,557         45,912
  Loans and advances to
    subsidiaries                        16,950         26,849         53,390
  Other assets                          14,871          3,849          7,865
                                    ----------     ----------     ----------
    Total Assets                    $1,839,207     $1,619,009     $1,525,199
                                    ==========     ==========     ==========

LIABILITIES
  Commercial paper                  $   16,950     $   26,800     $   18,390
  Long-term debt                       150,000        158,822        194,072
  Other liabilities                     32,670         24,697         17,516
                                    ----------     ----------     ----------
    Total Liabilities                  199,620        210,319        229,978
SHAREHOLDERS' EQUITY                 1,639,587      1,408,690      1,295,221
                                    ----------     ----------     ----------
    Total Liabilities and
      Shareholders' Equity          $1,839,207     $1,619,009     $1,525,199
                                    ==========     ==========     ==========

                              STATEMENT OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31
                                                 1995        1994        1993
                                                          (Thousands)
OPERATING ACTIVITIES
 Net income                                    $ 232,676   $ 192,074   $ 165,069
 Adjustments to reconcile net income
  to net cash provided by operating
  activities
   Net income of subsidiaries                   (242,281)   (207,811)   (178,479)
   Dividends from subsidiaries                   211,485      98,666      62,430
   Other, net                                        363      14,263       2,038
                                               ---------   ---------   ---------

    Net Cash Provided by
     Operating Activities                        202,243      97,192      51,058

INVESTING ACTIVITIES
 Investments in debt and equity
  securities
   Purchases                                      (9,914)       (948)     (2,054)
   Proceeds from maturities                        4,501       5,417       5,878
 Contributions of capital to subsidiaries        (70,352)    (21,505)    (31,705)
 Other, net                                       (3,601)     25,143      (9,280)
                                               ---------   ---------   ---------

    Net Cash Provided (Used) by
     Investing Activities                        (79,366)      8,107     (37,161)

FINANCING ACTIVITIES
 Cash dividends paid by Mercantile
   Bancorporation Inc.                           (69,562)    (48,329)    (34,840)
 Issuance of common stock for
   employee incentive plans                        6,839       2,923       2,203
 Purchase of treasury stock                      (85,474)     (2,954)         --
 Principal payments on
   long-term debt                                   (156)    (30,552)       (742)
 Acquisitions                                     (6,700)         --      (4,809)
 Net change in commercial paper                   (9,850)      8,410       9,192
 Other, net                                           --        (777)       (438)
                                               ---------   ---------   ---------

    Net Cash Used by
     Financing Activities                       (164,903)    (71,279)    (29,434)
                                               ---------   ---------   ---------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS                                     (42,026)     34,020     (15,537)

CASH AND CASH EQUIVALENTS AT BEGINNING OF
 YEAR                                             82,405      48,385      63,922
                                               ---------   ---------   ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR       $  40,379   $  82,405   $  48,385
                                               =========   =========   =========

                  INDEPENDENT AUDITORS' REPORT

KPMG PEAT MARWICK LLP

     1010 MARKET STREET       TELEPHONE 314 444 1400       TELEFAX 314 444 1470
     ST. LOUIS, MO 63101-2085

     Shareholders and Board of Directors
     Mercantile Bancorporation Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1995, 1994, and 1993, and the related supplemental consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The supplemental consolidated financial statements give retroactive effect to the merger of Hawkeye Bancorporation on January 2, 1996, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the dates of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Mercantile Bancorporation Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1995, 1994, and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

     KPMG PEAT MARWICK LLP

     March 11, 1996

     / // // // / MEMBER FIRM OF
                  KLYNVELD PEAT MARWICK GOERDELER

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

             (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

                        Not Applicable

             (b)  PRO FORMA FINANCIAL INFORMATION:

                        Not Applicable

             (c)  EXHIBITS:

                  (23)  Consent of KPMG Peat Marwick LLP
                  (27)  Financial Data Schedule


                                  *  *  *

                                SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  March 11, 1996

                                 MERCANTILE BANCORPORATION INC.



                                 By:  /s/ Michael T. Normile
                                    ----------------------------------------
                                     Michael T. Normile
                                     Senior Vice President Finance and Control

                                                  EXHIBIT INDEX

Exhibit No.                                                  Description
-----------                                                  -----------

   (23)                             Consent of KPMG Peat Marwick LLP

   (27)                             Financial Data Schedule
